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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Feinberg             Stephen
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   (Last)               (First)                 (Middle)

  450 Third Avenue, 28th Floor
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                                    (Street)

   New York            New York                 10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/3/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   J.C. NICHOLS COMPANY (NCJC)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [X**]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

  Common Stock                          511,997*                       I                   By Partnerships and Corporations*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

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
Explanation of Responses: * 34,057 of such shares are owned by Cerberus Partners, L.P., a partnership organized under the laws of Delaware ("Cerberus"). 173,220 of such shares are owned by Cerberus International, Ltd., a corporation organized under the laws of the Bahamas ("International"). 74,500 of such shares are owned by Ultra Cerberus Fund, Ltd., a corporation organized under the laws of the Bahamas ("Ultra"). 57,000 of such shares are owned by Blackacre Overseas Fund, Ltd., a corporation organized under the laws of the Bahamas ("Overseas"). The reporting person possesses sole voting and investment control over all securities owned by Cerberbus, International, Ultra and Overseas. In addition, 173,220 of such shares are owned by various others persons and entities for which the reporting person possesses certain investment authority (the "Funds").



/s/ Stephen Feinberg                                          07/11/97
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      **Signature of Reporting Person                           Date

     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.